EXHIBIT 10.1


September 7, 2000



Prof. Jacob A. Frenkel
Thorney Court  Apartment  6B
Palace Gate, Kensington
London  W8  5NJ
United Kingdom


Dear Prof. Frenkel,

         This is to confirm to you that the Compensation Committee of the Company resolved that with respect to the options granted or to be granted to you or to an entity of which you and/or members of your immediate family are owners or otherwise beneficiaries, pursuant to the shareholders approval at the Company's 2000 Annual General Meeting of May 30, 2000, that the definition of the term "Change in Control", which is incorporated by reference to the Company's 1999 Share Option Plan, the "20%" used in clause
(i) of such definition (in Article VI of the Plan ("acquisition of voting securities")), is be replaced with - "10%".


                                                      Sincerely yours,


                                                      Yacha Sutton
                                                      Chief Executive Officer